Exhibit 3.67

“Financial Services S.à.r.l.”

société à responsabilite limitée

limited liability company

Luxembourg

CONSTITUTION D’UNE SOCIETE A RESPONSABILITE LIMITEE du 25 maì 2001	COPIE COPY

In the year two thousand and one, on the twenty-fifth day of the month of May.

Before Maitre Joseph ELVINGER, notary public residing at Luxembourg, Grand-Duchy of Luxembourg, undersigned.

Appear(s):

“Foster Wheeler LLC”, having its registered office at Perryville Corp. Park Clinton, NJ 08809;

The founder is here represented by Mr. Patrick VAN HEES, jurist, residing in Luxembourg, by virtue of a proxy given under private seal.

The beforesaid proxy, being initialled “ne varietur” by the appearing person and the undersigned notary, shall remain annexed to the present deed to be filed at the same time with the registration authorities.

Such party has requested the notary to draw up the following bylaws of a “société à responsabilité limitée” which it declared to incorporate.

NAME - REGISTERED OFFICE - DURATION

Article one. - There is hereby formed a “société à responsabilite limitée”, limited liability company, governed by the present articles of incorporation and by current Luxembourg laws, especially the laws of the laws of August 10th, 1915 on commercial companies, of September 18th, 1933 and of December 28th, 1992 on “sociétés à responsabilité limitée”, as amended, and the present articles of incorporation.

At any moment, a sole shareholder may join with one or more joint shareholders and, in the same way, the following shareholders may adopt the appropriate measures to restore the unipersonal character of the Company.

Article two. - The Company’s name is “Financial Services S.à.r.l.”,

Article three. - The Company’s purpose is to acquire any securities, receivables and rights through participation, contribution, underwriting firm purchase or option, negotiation or in any other way and namely to acquire patents and licenses, to manage and develop them.

It may grant guarantees or give securities in any kind of form. The Company may borrow from banks and grant credit without security or upon security. The Company may issue bonds and “notes” of any kind in order to finance the transactions referred above. The Company may assume obligations of an affiliate payable to an affiliate or a third party.

The Company’s also allowed to grant to enterprises in which the Company has or not an interest, any assistance, loans, advances or guarantees.

In general, the Company may carry out any transaction, which are directly or indirectly connected with its object at the exclusion of any bank activities.

The Company can take participation in any form whatsoever, in other Luxembourg or foreign enterprises.

The Company can perform all commercial, technical and financial operations, connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its purpose.

Article four. - The Company has its registered office in the City of Luxembourg, Grand-Duchy of Luxembourg.

It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of an extraordinary general meeting of its shareholders deliberating in the manner provided for amendments to the Articles.

The address of the registered office may be transferred within the municipality by decision of the board of managers.

The Company may have offices and branches, both in Luxembourg and abroad.

In the event that the management should determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the management of the Company.

Article five. - The Company is constituted for an unlimited duration.

Article six. - The life of the Company does not come to an end by death, suspension of civil rights, bankruptcy or insolvency of any shareholder.

Article seven. - The creditors, representatives, rightful owner or heirs of any shareholder are neither allowed, in circumstances, to require the sealing of the assets and documents of the Company, nor to interfere in any manner in the administration of the Company. They must for the exercise of their rights refer to financial statements and to the decisions of the meetings.

CAPITAL - SHARES

Article eight. - The Company’s capital is set at USD 15,000 (fifteen thousand US dollars), represented by 500 (five hundred) shares of USD 30 (thirty US dollars) each.

Article nine. - Each share confers an identical voting rights at the time of decisions taking.

Article ten. - The shares are freely transferable among the shareholders.

Shares may not be transferred inter vivos to non-shareholders unless shareholders representing at least three-quarter of the corporate capital shall have agreed thereto in a general meeting.

Otherwise it is referred to the provisions of articles 189 and 190 of the co-ordinate law on trading companies.

The shares are indivisible with regard to the Company, which admit only one owner for each of them.

MANAGEMENT

Article eleven. - The Company is managed by one or more managers. If several managers have been appointed, they will constitute a board of managers. The manager(s) need not to be shareholders. The managers may be removed at any time, with or without cause, by a resolution of shareholders holding a majority of votes.

In dealing with third parties, the manager(s) will have all powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company’s objects and provided the terms of this article shall have been complied with.

All powers not expressly reserved by law or the present Articles to the general meeting of shareholders fall within the competence of the manager, or in case of plurality of managers, of the board of managers.

The Company shall be bound by the sole signature of its single manager, and, in case of plurality of managers, by the joint signature of any two members of the board of managers.

The manager, or in case of plurality of managers, the board of manager may sub-delegate his powers for specific tasks to one several ad hoc agents.

The manager, or in case of plurality of managers, the board of managers will determine this agent’s responsibilities and remuneration (if any), the duration of the period of representation and any other relevant conditions of his agency.

In case of plurality of managers, the resolutions of the board of managers shall be adopted by the majority of the managers present or represented.

The powers and remunerations of any managers possibly appointed at a later date in addition to or in the place of the first managers will be determined in the act of nomination.

Article twelve. - Any manager does not contract in his function any personal obligation concerning the commitments regularly taken by him in the name of the Company; as a mandatory he is only responsible for the execution of his mandate.

Article thirteen. - Managers decisions are taken by meeting of the board of managers.

Any manager may act at any meeting of managers by appointing in writing or by telefax, cable, telegram or telex another manager as his proxy.

Resolutions in writing approved and signed by all managers shall have the same effect as resolutions passed at the managers’ meeting.

In such cases, resolutions or decisions shall be expressly taken, either formulated by writing by circular way, transmitted by ordinary mail, electronic mail or telecopier, or by phone, teleconferencing or other telecommunications media.

SHAREHOLDERS DECISIONS

Article fourteen. - Shareholders decisions are taken by shareholder’s meetings.

However, the holding of meeting is not compulsory as long as the shareholders number is less than twenty-five.

In such case, the management can decide that each shareholder shall receive the whole text of each resolution or decisions to be taken, expressly drawn up by writing, transmitted by ordinary mail, electronic mail or telecopier.

Article fifteen. - Resolutions are validly adopted when taken by shareholders representing more than half of the capital.

However, decisions concerning an amendment of the articles of association must be taken by a majority vote of shareholders representing the three quarters of the capital.

If this quorum is not attained at a first meeting, the shareholders are immediately convened by registered letters to a second meeting.

At this second meeting, decisions will be taken at the majority of voting shareholders whatever majority of capital be represented.

Every meeting shall be held in Luxembourg or such other place as the managers may from time to time determine.

In case of resolution amending the articles of association duly taken by circular way, the votes shall be counted and the result of the vote shall be drawn up by notarial minute, the whole by and at the request of the management or by any other duly authorised person delegated by the management.

A sole shareholder exercises alone the powers devolved to the meeting of shareholders by the dispositions of Section XII of the law of August 10th, 1915 on sociétés à responsibilitiés limitée.

As a consequence thereof, all decisions which exceed the powers of the managers are taken by the sole shareholder.

FINANCIAL YEAR - BALANCE SHEET

Article sixteen.- The Company’s financial year begins on April 1st and closes on March 31st.

Article seventeen.- Each year, as of the 31th of March, the management will draw up the balance sheet which will contain a record of the properties of the Company together with its debts and liabilities and be accompanied by an annex containing a summary of all its commitments and the debts of the manager(s) toward the company.

At the same time the management will prepare a profit and loss account which will be submitted to the general meeting of shareholders together with the balance sheet.

Article eighteen.- Each shareholder may inspect at the head office the inventory, the balance sheet and the profit and loss account.

Article nineteen.- The credit balance of the profit and loss account, after deduction of the expenses, costs, amortisation, charges and provisions represents the net profit of the Company.

Every year five percent of the net profit will be transferred to the statutory reserve.

This deduction ceases to be compulsory when the statutory reserve amounts to one tenth of the issued capital but must be resumed till the reserve fund is entirely reconstituted if, at any time and for any reason whatever, it has been broken into.

The balance is at the disposal of the shareholders.

The shareholders may decide to pay interim dividends on the basis of a statement of accounts prepared by the managers showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realised profits since the end of the last fiscal year, increased by carried forward profits and distributable reserves, but decreased by carried forward losses and sums to be allocated to a reserve to be established by law or by these articles of incorporation.

The excess is distributed among the shareholders. However, the shareholders may decide, at the majority vote determined by the relevant laws, that the profit, after deduction of the reserve, be either carried forward or transferred to an extraordinary reserve.

WINDING-UP - LIQUIDATION

Article twenty.- The liquidation will be carried out by one or more liquidators, physical or legal persons, appointed by the general meeting of shareholders which will specify their powers and fix their remuneration.

When the liquidation of the Company is closed, the assets of the Company will be attributed to the shareholders at the pro rata of their participation in the share capital of the company.

A sole shareholder can decide to dissolve the Company and to proceed to its liquidation, assuming personally the payment of all its assets and liabilities, known or unknown of the Company.

APPLICABLE LAW

Article twenty-one.- The laws here above mentioned in article 1st shall apply in so far as these Articles of Incorporation do not provide for the contrary.

TRANSITORY MEASURES

Exceptionally the first financial year shall begin today and end on March 31th, 2002.

SUBSCRIPTION - PAYMENT

All the 500 (five hundred) shares representing the capital have been entirely subscribed by Foster Wheeler LLC, prenamed, and fully paid up in cash, therefore the amount of USD 15,000 (fifteen thousand US dollars) is as now at the disposal of the Company Financial Services S.à r.l., proof of which has been duly given to the notary.

ESTIMATE OF COSTS

The costs, expenses, fees and charges, in whatsoever form, which are to be borne by the Company or which shall be charged to it in connection with its incorporation, have been estimated at about sixty thousand Luxembourg Francs.

GENERAL MEETING

Immediately after the incorporation of the Company, the above-named person, representing the entirety of the subscribed capital and exercising the powers devolved to the meeting, passed the following resolutions:

1)  Is appointed as manager for an undetermined duration:

Mr Gilles A. Renaud, residing at 20 Kalan Farm Road, Hampton, NJ. 08827

2)  The Company shall have its registered office at L-1471 Luxembourg, 398, route d’Esch

The undersigned notary who understands and speaks English, hereby states that on request of the above appearing persons, the present incorporation deed is worded in English, followed by a French version; on request of the same persons and in case of discrepancies between the English and the French text, the English version will prevail.

In faith of which we, the undersigned notary have set hand and seal in Luxembourg-City.

On the day named at the beginning of this document.

The document having been read to the proxy holder, said person signed with us, the Notary, the present original deed.

TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE

L’an deux mille un, le vingt-cinq maí.

Par devant Maitre Joseph ELVINGER, notaire de résidence a Luxembourg, soussigné.

Comparaít:

“Foster Wheeler LLC”, ayant son siége social au Perryville Corp. Park Clinton, NJ 08809

Fondateur ici représenté par Monsieur Patrick VAN HEES, juriste, demeurant à Luxembourg, en vertu d’une procuration sous seing privé luí délivrée.

Ladite procurations, paraphée “ne varietur” par le comparant et le notaire instrumentant, restera annexée au présent acte pour étre formalisée avec lui.

Lequel a requis le notaire instrumentant de dresser acte constitutif d’une société à responsabilité limitée qu’il déclare constituer et dont il a arrété les statuts comme suit:

DENOMINATION - SIEGE - OBJET - DUREE.

Article premier.- Il est constitué par cet acte une société à responsabilité limitée, régie par les présents statuts et par les lois luxembourgeoises actuellement en vigueur, notamment par celles du 10 août 1915 sur les sociétés commerciales, du 18 septembre 1933 sur les sociétés à responsabilité limitée et du 28 décembre 1992 sur les sociétés unipersonnelles, telles que modifiées, ainsi que par les présents statuts.

A tout moment, un associé unique peut s’associer à un ou plusieurs partenaires et, de la méme manière, les associés ultérieurs peuvent prendre toutes mesures appropriées pour restaurer les caractère unipersonnel de la société.

Article deux.- La dénomination de la société sera “Financial Services S.à r.l.”.

Article trois.- L’objet de la Société est l’acquisition, sous quelque forme que ce soit, de titres, créances et droits par voie de participation, d’apport, de prise ferme ou d’option d’achat, de négociation et de toute autre manière et notamment d’acquérir tous brevets et licences, les gérer et les mettre en valeur.

Elle peut octroyer des garanties ou donner des titres sous quelque forme que ce soit.

La société peut contracter des préts bancaires et octroyer des préts sans garantie ou avec garantie. La société peut émettre toutes obligations et toutes “notes” de manière à étre en mesure de financer les transactions visées ci-dessus. La société peut assumer les engagements de sociétés affiliées envers d’autres sociétés affiliées ou envers des tiers.

La société est également autorisée à octroyer aux entreprises dans lesquelles la société a ou pas un intérét, tous concours, préts, avances ou garanties.

De maniére générale, la société peut effectuer toutes transactions qui sont directement ou indirectement liée à son objet à l’exception des activités bancaires.

La société peut prendre des participations, sous quelque forme que ce soit, dans d’autres entreprises luxembourgeoises ou étrangères.

Elle peut réaliser toutes opérations commerciales, techniques et financières, en relation directe ou indirecte avec les secteurs prédécrits et aux fins de faciliter l’accomplissement de son objet.

Article quatre.- Le siège social est établi dans la ville de Luxembourg, Grand-Duché de Luxembourg.

Il pourra étre transféré en tout autre lieu du Grand-Duché de Luxembourg par décision modificatrice des statuts et à l’étranger moyennant l’unanimité des associés.

Au cas oú. la gérance estimerait que des événements extraordinaires d’ordre politique, économique ou social de nature à compromettre l’activité normale au siège social, ou la communication aisée avec ce siége ou de ce siége avec l’étranger se sont produits ou sont imminents, il pourra transférer provisoirement le siège social à l’étranger jusqu’à cessation compléte de ces circonstances anormales; cette mesure provisoire n’aura toutefois aucun effet sur la nationalité de la Société laquelle, nonobstant ce transfert provisoire du siége restera luxembourgeoise. Pareille déclaration de transfert du siège social sera faite et portée à la connaissance des tiers par la gérance.

Article cinq.- La Société est constituée pour une durée indéterminée.

Article six.- Le décés, I’interdiction, la faillite ou la déconfiture d’un des associés ne mettent pas fin à la Société.

Article sept.- Les créanciers, représentants, ayants-droit ou héritiers des associés ne pourront pour quelque motif que ce soit, requérir l’apposition de scellés sur les biens et documents de la Société, ni s’immiscer en aucune maniére dans les actes de son administration. Ils doivent pour l’exercice de leurs droits s’en rapporter aux inventaires sociaux et aux décisions des assemblées.

CAPITAL - PARTS SOCIALES

Article huit.- Le capital social est fixé à USD 15,000 (quinze mille dollars américains), représenté par 500 (cinq cents) parts sociales de USD 30 (trente dollars américains) chacune.

Article neuf.- Chaque part sociale confère un droit de vote identique lors de la prise de décisions.

Article dix.- Les parts sociales sont librement cessibles entre associés.

Aucune cession de parts sociales entre vifs à un tiers non-associé ne peut étre effectuée qu’avec l’agrément donné en assemblée générale des associés représentant au moins les trois quarts du capital social.

Pour le reste il est référé aux dispositions des articles 189 et 190 de la loi coordonnée sur les sociétés commerciales.

Les parts sont indivisibles à l’égard de la Société, qui ne reconnait qu’un seul propriétaire pour chacune d’elle.

Article onze.- La Société est gérée par un ou plusieurs gérants. Si plusieurs gérants sont nommés, ils constituent un conseil de gérance. Le(s) gérant(s) ne sont pas obligatoirement associés.  Les gérants peuvent étre révoqués à tout moment, avec ou sans justification, par une résolution des associés titulaires de la majorité des votes.

Dans les rapports avec les tiers, le(s) gérant(s) a(ont) tous pouvoirs pour agir au nom de la Société et pour effectuer et approuver tous actes et opérations conformément à l’objet social et pourvu que les termes du présent article aient été respectés.

Tous les pouvoirs non expressément réservés à l’ assemblée générale des associés par la Loi ou les Statuts seront de la compétence du gérant et en cas de pluralité de gérants, du conseil de gérance.

La société sera engagée par la seule signature de son gérant unique, et, en cas de pluralité de gérants, par la signature conjointe de deux membres du conseil de gérance.

Le gérant, ou en cas de pluralité de gérants, le conseil de gérance, peut subdéléguer une partie de ses pouvoirs pour des táches spécifiques à un ou plusieurs agents ad hoc.

Le gérant, ou en cas de pluralité de gérants, le conseil de gérance, détermine les responsabilités et in rémunération (s’il y en a) de ces agents, la durée de leurs mandats ainsi que toutes autres conditions de leur mandat.

En cas de pluralité de gérants, les résolutions du conseil de gérance sont adoptées à la majorité des gérants présents ou représentés.

Les pouvoirs et rémunérations des gérants éventuellement nommés postérieurement en sus ou en remplacement des premiers gérants seront déterminés dans l’acte de nomination.

Article douze.- Un gérant ne contracte en raison de ses fonctions, aucune obligation personnelle quant aux engagements réguliérement pris par lui au nom de la Société; simple mandataire, il n’est responsable que de l’exécution de son mandat.

Article treize.- Les décisions des gérants sont prises en réunions du conseil de gérance.

Chaque gérant peut prendre part aux réunions du conseil de gérance en désignant par écrit ou par téléfax, cable, télégramme ou télex un autre gérant pour le représenter.

Une décision prise par écrit, approuvée et signée par tous les gérants, produira effet au méme titre qu’une décision prise à une réunion du conseil de gérance.

Dans ces cas, les résolutions ou décisions à prendre seront expressément prises, soit formulées par écrit par voie circulaire, par courrier ordinaire, électronique ou télécopie, soit par téléphone, téléconférence ou autre moyen de télécommunication.

DECISIONS DES ASSOCIES

Article quatorze.- Les décisions des associés sont prises en assemblées générales.

Toutefois, la tenue d’assemblées générales n’est pas obligatoire, tant que le nombre des associés est inférieur à vingt-cinq.

Dans ce cas, chaque associé recevra le texte complet de chaque résolution ou décision à prendre, expressément formulées et émettra son vote par écrit, transmis par courrier ordinaire, électronique ou télécopie.

Article quinze.- Les résolutions ne sont valablement adoptées que pour autant qu’elles soient prises par les associés représentant plus de la moitié du capital social.

Toutefois, les décisions ayant pour objet une modification des statuts ne pourront étre prises qu’à la majorité des associés représentant les trois quarts du capital social.

Si ce quorum n’est pas atteint lors de la première assemblée, une seconde assemblée sera immédiatement convoquée par lettres recommandées.

Lors de cette deuxième assemblée, les résolutions seront adoptées à la majorité des associés votant quelle que soit la portion du capital représenté.

Toute assemblée se tiendra à Luxembourg ou à tout autre endroit que la gérance déterminera.

En cas de décision modificative des statuts prise par voie circulaire, les votes émis seront dépouillés et le résultat du scrutin fera l’objet d’un procès-verbal établi par acte notarié, le tout par et à la requéte de la gérance ou de toute personne à ce déléguée par la gérance.

Un associé unique exerce les pouvoira dévolus à l’assemblée générale des associés par les dispositions de la section XII de la loi du 10 aoút 1915 relatives aux sociétés à responsabilité limitées.

Il s’ensuit que toutes décisions qui excèdent les pouvoirs reconnus aux gërants sont prises par l’associé unique.

EXERCICE SOCIAL - COMPTES ANNUELS

Article seize.- L’exercice social commence le premier avril et se termine le 31 mars.

Article dix-sept.- Chaque année, avec effet au 31 mars, la gérance établira le bilan qui contiendra l’inventaire des avoirs de la Société et de toutes ses dettes actives et passives, avec une annexe contenant en résumé tous ses engagements, ainsi que les dettes des gérants et associés envers la société.

Au méme moment la gérance préparera un compte de profits et pertes qui sera soumis à l’assemblée ensemble avec le bilan.

Article dix-huit.- Tout associé peut prendre communication au siège social de la Société de l’inventaire, du bilan et du compte de profits et pertes.

Article dix-neuf.- L’excédent favorable du compte de profits et pertes, après déduction des frais, charges et amortissements et provisions, constitue le bénéfice net de la Société.

Chaque année, cinq pour cent du bénéfice net seront affectés à la réserve légale.

Ces prélèvements cesseront d’étre obligatoires lorsque la réserve légale aura atteint un dixième du capital social, mais devront ètre repris jusqu’à entière reconstitution, si à un moment donné et pour quelque cause que ce soit, le fonds de réserve se trouve entamé.

Le solde du bénéfice net est distribué entre les associés.

Les associés peuvent décider de payer des acomptes sur dividendes sur base d’un état comptable préparé par les gérants duquel il ressort que des fonds suffisants sont disponibles pour distribution, étant entendu que les fonds à distribuer ne peuvent pas excéder le montant des bénéfices réalisés depuis le dernier exercice fiscal augmenté des bénéfices reportés et des réserves distribuables mais diminué des pertes reportées et des sommes à porter en réserve en vertu d’une obligation légale ou statutaire.

Néanmoins, les associés peuvent, à la majorité prévue par la loi, décider qu’apres déduction de la réserve légale, le bénéfice sera reporté à nouveau ou transféré à une réserve spéciale.

DISSOLUTION - LIQUIDATION

Article vingt.- Lors de la dissolution de la Société, la liquidation s’effectuera par les soins d’un ou de plusieurs liquidateurs, personnes physiques ou morales, nommés par l’assemblée générale qui détermine leurs pouvoirs et leurs émoluments.

La liquidation terminée, les avoirs de la Société seront attribués aux associés en conformité avec l’article neuf des statuts.

Un associé unique peut décider de dissoudre la Société et de procéder à sa liquidation en prenant personnellement à sa charge tous les actifs et passifs, connus et inconnus, de la Société.

LOI APPLICABLE

Article vingt et un.- Les lois mentionnées à l’article 1er, ainsi que leurs modifications ultérieures, trouveront leur application partout ou il n’est pas dérogé par les présents statuts.

DISPOSITION TRANSITOIRE

Exceptionnellement le premier exercice commencera le jour de la constitution pour finir le 31 mars 2002.

SOUSCRIPTION - LIBERATION

Les 500 (cinq cents) parts sociales représentant l’intégralité du capital social ont toutes été souscrites par Foster Wheeler LLC, prénommé, et été intégralement libérées par des versements en numéraire, de sorte que la somme de USD 15,000 (quinze mille dollars américains) se trouve dès maintenant à la disposition de la Société, ainsi qu’il en a été justifié au notaire instrumentant.

FRAIS

Le montant des frais, dépenses, rémunérations ou charges, sous quelque forme que ce soit qui incombent à la Société ou qui sont mis à sa charge en raison de sa constitution, s’élève à environ soixante mille francs luxembourgeois.

ASSEMBLEE GENERALE

Immédiatement après la constitution de la Société, le comparant précité, représentant la totalité du capital social, exerçant les pouvoirs de l’assemblée, a pris les résolutions suivantes:

1) Est nommé gérant pour une durée indéterminée:

Monsieur Gilles A. Renaud, demeurant à 20 Kalan Farm Road, Hampton, NJ. 08827.

2) Le siège social de la Société est établi à L-1471 Luxembourg, 398, route d’Esch.

Le notaire soussigné qui comprend et parle l’anglais constate par le présent qu’a la requéte de la personne comparante les présents statuts sont rédigés en anglais suivis d’une version française, à la requéte de la méme personne et en cas de divergences entre le texte anglais et français, la version anglaise fera foi.

Dont acte, fait et passé à Luxembourg, date qu’en téte des présentes.

Et après lecture faite et interprétation donnée au mandataire, il a signé avec nous notaire la présente minute.

CERTIFIED AS A TRUE COPY OF THE ORIGINAL.	POUR COPIE conforme à l’original.

Luxembourg, on 25 MAI 2001	Luxembourg, le 25 MAI 2001 (s) Joseph Elvinger

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